Gaiam To Acquire Assets of GoodTimes Entertainment

Broomfield, CO, July 12, 2005. Gaiam, Inc. (NASDAQ: GAIA), a lifestyle-media company catering to people who value personal development, natural health and inspirational entertainment, announced that it has signed a definitive agreement to acquire substantially all of the assets of GoodTimes Entertainment.

        GoodTimes Entertainment is a media company that creates and distributes entertainment programming and home video products through various channels, including television, theaters, retailers and the Internet. GoodTimes Entertainment’s library contains approximately 2,000 titles, including wellness franchises such as The Firm and Tae Bo, children classics such as Benji and numerous theatrical releases.

        With the acquisition of GoodTimes Entertainment, Gaiam expects to generate over $200 million in annual revenues and, in addition to its television and theatrical distribution, Gaiam’s home media will be carried by over 40,000 retail stores in U.S., which will be the widest direct distribution coverage in the country for any content provider. Gaiam also expects to distribute 20 million catalogs per year and have approximately 7 million direct customers.

        Following the acquisition, Gaiam will be one of the top ten studios based on overall DVD market share and will have the sixth largest market share, ahead of major studios such as Twentieth Century Fox, Universal, Columbia Tristar and MGM, for all non-theatrical DVDs, according to data provided by Nielsen Videoscan. In the Company’s core wellness/fitness category, Gaiam will extend its leading market share to approximately 37%.

        “GoodTimes Entertainment is a perfect strategic fit for Gaiam,” said Lynn Powers, President. “We are uniquely positioned to leverage our existing direct and retailer infrastructure, as well as capitalize on their expertise in direct response TV and subscription clubs, to double the revenue in our direct business. Their complementary library of titles in health and fitness, along with their children’s and theatrical titles, can be leveraged across our specialty retail distribution, including our 4,300 existing store-within-store relationships.”

        “We believe that this acquisition will complement our accelerating internal growth,” said Jirka Rysavy, Chairman and Chief Executive Officer. “Our focus on media sales, especially our DVD market share, is working. Our successful penetration of specialty retailers, combined with GoodTimes Entertainment’s strength in mass market, will create an ideal distribution platform for independent films and other home video titles.”

        Gaiam’s agreement to acquire substantially all of GoodTimes Entertainment’s assets for $40 million in cash (subject to certain adjustments) and assumption of certain liabilities is subject to approval of the federal bankruptcy court. Gaiam expects to close the transaction by the end of the third quarter. The acquisition will be financed by existing cash and, if necessary, borrowings under Gaiam’s credit facility. Gaiam recently increased its cash position with the sale of Class A unregistered common stock to funds advised by Prentice Capital Management.

        More information will be provided on Gaiam’s second quarter conference call, which is scheduled to be held on Thursday, August 4th.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, negative economic conditions, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

Contact:	John Mills or Andrew Greenbaum Integrated Corporate Relations, Inc. 310-395-2215 jmills@icrinc.com

http://www.gaiam.com